UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2016

CASEY'S GENERAL STORES, INC.
(Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

001-34700	42-0935283

(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021

(Address of principal executive Offices)	(Zip Code)

515/965-6100
(Registrant's telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2016, the Board of Directors of Casey's General Stores, Inc. (the "Company") approved and authorized the execution of an Employment Agreement (the "Agreement") with Terry W. Handley, who will become the President and Chief Executive Officer of the Company effective May 1, 2016. On the same date, the Compensation Committee ("Committee") of the Board approved and authorized an award to Mr. Handley under the 2009 Stock Incentive Plan, consisting of 10,000 restricted stock units ("RSUs") that will vest over a five-year period (the "RSU Award"). Mr. Handley has most recently been serving as President and Chief Operating Officer of the Company.

The Agreement generally provides for the employment of Mr. Handley as President and Chief Executive Officer commencing on May 1, 2016 and continuing through April 30, 2019, unless sooner terminated in accordance with the Agreement. Mr. Handley's term of employment will automatically renew for subsequent one year terms, the first of which would begin on May 1, 2019, subject to the terms of the Agreement unless either party gives written notice six months or more prior to the termination of the then existing term of his or its decision not to renew (the "Term"). Notwithstanding anything to the contrary set forth in the Agreement, the Term will automatically end on April 30, 2026 (the fiscal year end following Mr. Handley's 65th birthday) unless the Company delivers written notice to Mr. Handley not less than 90 days prior to such date that it desires the Agreement not so expire, in which case the Term shall continue as set forth above.

During the Term, the Company will pay Mr. Handley a base salary at an annual rate of $900,000 ("Base Salary"), less applicable deductions and tax withholdings, payable in accordance with the standard payroll practices of the Company. During the Term, the Base Salary will be renewed annually and may be increased by the Board of Directors at any time and from time to time as the Board of Directors may determine to be appropriate, in its reasonable discretion.

Mr. Handley will be eligible to participate in all incentive, savings, retirement, welfare and other employee benefit plans and programs generally available to the Company's employees. The Company also will provide Mr. Handley with a Company-owned automobile with the understanding that he will be subject to applicable federal and state income and other employment-related taxes for his personal use thereof. In addition, the Company will purchase and continue in force during the Term a 10-year level premium term life insurance policy with a death benefit of $1,000,000 (the "Policy") that insures the life of Mr. Handley, and that is payable upon his death to a beneficiary designated by him. Following expiration of the Term, the Company will assign ownership of the Policy to Mr. Handley, if he so requests, and Mr. Handley will thereafter be responsible for the payment of the associated premiums.

In the event of Mr. Handley's death or permanent incapacity during the Term, the Agreement will terminate and all obligations of the Company to Mr. Handley (other than those arising with respect to the Policy) shall cease, with the exception of those obligations accrued or earned or vested (if applicable) by Mr. Handley as of such date, including for this purpose his full Base Salary through the date of his death or disability at the rate then in effect, plus any compensation previously deferred by him (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company (together, the "Accrued Obligations"), all of which shall be paid within 30 days of the date of termination. All rights and benefits of Mr. Handley under any stock option, restricted stock, and/or restricted stock units award agreements, or arising under the benefit plans and programs of the Company in which Mr. Handley is then a participant, will be provided as determined in accordance with the terms and provisions of such agreements, plans and programs.

The Company may terminate the employment of Mr. Handley, remove him as an officer of the Company and terminate the Agreement at any time for cause. For this purpose, the term "cause" shall mean an on-going or material failure by Mr. Handley to satisfactorily perform his job duties, excessive absenteeism, misconduct in the performance of his duties (including but not limited to a violation of the Company's Code of Business Conduct and Ethics or the Code of Ethics for the CEO and Senior Financial Officers (each as may be amended from time to time), embezzlement, fraud or dishonesty, commission of a felony, insubordination, or other personal or professional conduct which may bring public embarrassment or disgrace to the Company. In the event of a termination for cause, the Company shall only be obligated to pay Mr. Handley his Accrued Obligations, including his Base Salary through the date of such termination.

The Company may terminate Mr. Handley's employment, remove him as an officer and terminate the Agreement at any time for whatever reason it deems appropriate, without cause and with or without prior notice. In the event of such termination, all rights and benefits of Mr. Handley under any stock option, restricted stock and/or restricted stock units award agreements, or arising under the employee benefit plans and programs of the Company in which Mr. Handley is then a participant, will be determined in accordance with the provisions of such agreements, plans and programs. In such event, the Company would be obligated to pay Mr. Handley any Accrued Obligations, including his Base Salary through the date of termination and for a period of 18 months following the date of such termination, provided that Mr. Handley executes a valid release of any claims related to his employment and termination in the form attached to the Agreement.

If at any time prior to the end of the Term (i) a change is made to Mr. Handley's title as Chief Executive Officer, (ii) there is a material reduction in the level of responsibility and authority retained by Mr. Handley as Chief Executive Officer, (iii) a change is made in Mr. Handley's reporting relationship such that he reports to someone other than the Board of Directors, or (iv) an involuntary change is made to the location of Mr. Handley's principal office of more than 25 miles from its current location, Mr. Handley will have the right to terminate his employment with the Company by giving written notice within 90 days after the date he receives notice of such action, and such termination will be deemed to be a termination without cause by the Company and treated as described above.

In the event of a "change of control" of the Company, the Agreement would terminate (except for those provisions relating to the Policy) and Mr. Handley would become entitled to all of the rights, payments and benefits set forth in his existing "change of control" agreement with the Company (dated May 27, 2010) or any successor to said agreement.

In the event Mr. Handley terminates his employment of his own volition prior to the end of the Term, such termination will constitute a voluntary termination and in such event the Company's only obligation to Mr. Handley, other than the obligations described above with respect to the assignment of the Policy, shall be to pay his Base Salary to him through the date of voluntary termination and pay all Accrued Obligations to him within 30 days thereof. All rights and benefits Mr. Handley may have under any stock option, restricted stock, and/or restricted stock units award agreements, or arising under the employee benefit plans and programs of the Company in which he is then a participant, would be determined in accordance with the terms and provisions of such agreements, plans and programs.

The Agreement states that a condition precedent to Mr. Handley being elected to the position of President and Chief Executive Officer and receiving any of the compensation or benefits set forth in the Agreement was his agreement to execute and deliver to the Company an irrevocable letter of resignation from the Board of Directors of the Company, providing that if Mr. Handley's employment ends for any reason under the Agreement, Mr. Handley tenders his resignation from the Board of Directors simultaneously with the termination of employment. The Board of Directors has unfettered discretion to accept or not accept that resignation.

The Agreement requires Mr. Handley to maintain in confidence any confidential information and trade secrets of the Company obtained by him during the Term. In addition, Mr. Handley agrees that, regardless of the reason for the severance, for a period of two years following the date of the severance of his employment relationship with the Company, he shall not directly or indirectly (i) encourage any person who was an employee of the Company during the time Mr. Handley was employed by the Company to leave the employ of the Company, or (ii) interfere with, disrupt or attempt to disrupt, any existing relationship, contractual or otherwise between the Company and any customer, client, supplier or agent of the Company. During such two year period, Mr. Handley also agrees that he will not accept employment or engagement as a consultant with a competitor of the Company without prior written consent of the Company, which may be granted or withheld by the Company in its sole and absolute discretion. For this purpose, "competitor" means any person or entity engaged in the business of operating, in two or more states, retail convenience stores; supermarkets or grocery stores; gas stations, travel plazas or other vehicle fuel outlets; "quick serve" restaurants or other prepared or "fast food" outlets; drug stores; or other discount stores, club stores or general merchandise stores.

The RSU Award provides for a grant of 10,000 RSUs to Mr. Handley under the 2009 Stock Incentive Plan of the Company. The RSUs will vest and become "Vested Units" (as defined in the RSU Award) over a five-year period, commencing on May 1, 2017 and thereafter on each May 1 of the following four years, at the rate of 20% of the units awarded per year (i.e., on each such May 1, 2,000 RSUs will become Vested Units). In the event of Mr. Handley's death or disability during the Term, the RSUs that otherwise would not be vested as of the date of termination shall vest and become Vested Units as of that date.

The foregoing summaries of the Agreement and the RSU Award are general descriptions only and are qualified in their entirety by reference to the full text of the Agreement and the RSU Award which are filed as Exhibits 99.1 and 99.2 to this Current Report, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

The exhibits accompanying this report are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY'S GENERAL STORES, INC.

Date: April 14, 2016	By:	/s/ William J. Walljasper

William J. Walljasper
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit	Description

99.1	Employment Agreement with Terry W. Handley

99.2	Restricted Stock Units Agreement with Terry W. Handley

01222831

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